STAAR SURGICAL COMPANY
First Quarter Conference Call
May 2, 2006, 2:00 p.m., PDT
Chairperson: David Bailey

Operator

Good afternoon ladies and gentlemen, and welcome to the STAAR Surgical first quarter 2006 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. And as a reminder this conference is being recorded today, Tuesday, May 2, 2006.

I would now like to turn the conference over to Doug Sherk with the EVC Group. Please go ahead, sir.

D.	Sherk

Thank you, operator, and good afternoon, everyone. This is Doug Sherk with the EVC Group. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results for the first quarter of 2006, which ended on March 31. The news release announcing the first quarter results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and remain available for seven days. The dial-in number to access the replay is 800-405-2236 or for international callers 303-590-3000. Both numbers need a pass code of 11058661 followed by the pound sign.

This call is being broadcast live and an archived replay will also be available. To access the webcast go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including statements about sales and the company’s beliefs about its revenues and net earnings for 2006. We wish to caution you that such statements are just forecasts and involve risks and uncertainties. Actual results may differ materially. These risks and uncertainties include the company’s ability to successfully launch the Visian ICL™ in the U.S., our ability to overcome negative publicity from warning letters and other correspondence with the FDA, the ability to energize sales of cataract products, the ability to maintain product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, the acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general, domestic and international economic conditions, negotiation of final agreements for the Wells Fargo Bank line of credit, and the access to financing and other factors beyond the control of STAAR Surgical Company including those detailed from time-to-time in STAAR’s reports with the SEC.

In addition, as the factors underlying the company’s forecast are dynamic and subject to change, these forward-looking statements are assumed to be realistic only as of the date they are given. The company doesn’t undertake to update its forward-looking statements and has no intention to do so.

Now I’d like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company.

D.	Bailey

Thanks, Doug, and good afternoon, everyone. Thanks for joining us. For my prepared remarks I’m going to focus my comments in five areas. First, I’ll update you on the progress in launching the ICL here in the U.S. I’ll also provide you with an update on international ICL sales, our Toric Visian ICL™ supplement for PMA that was submitted to FDA last week, and the outlook for any additional regulatory approvals. Finally, I’ll provide you with some comments on cataract sales growth in the U.S. and abroad.

For Q1 overall, ICL and TICL revenues were up 73% versus Q1 last year and up 86% sequentially, representing 18% of total sales for Q1 versus 10% of total sales in Q4 in 2005. That’s quite an impact after less than two months of U.S. launch.

In the U.S. we trained and certified 57 surgeons during the quarter. We took another 86 through Phase I training, giving a total of approximately 950 that have now completed the Phase I course.

Proctoring commenced the first week in February after certification of our proctoring force of direct employees. We also held two Phase I certification courses during the first quarter: one in San Francisco, coincident with the ASCRS meeting and one in Los Angeles in January. Together these courses added a total 86 doctors to the list of 860 that have already passed through Phase I training.

We also held a CME event at ASCRS with 312 doctors attending at 6:00 a.m. on a Sunday morning. Interest in the ICL technology remains very high with surgeons keen to use our technology.

Of the 57 surgeons proctored during the quarter, 90% have reordered lenses. As we have fully expected, the reorder rate to date is higher for those proctored in February than those proctored later in the quarter. Overall, our controlled rollout is delivering a quality experience for the doctor, a significant wild factor for the patient and extremely good outcomes.

To date 50% of the implants in the U.S. have been at or below minus 10 diopters of correction. As previously indicated, the technology is not being segmented to simply the highest myopes. At this early stage this is very encouraging, although in line with our previous experience and expectations.

Also during the quarter we added to and certified our proctoring force, giving us to date a total of seven proctors.

This quarter we began the rollout of the mail marketing materials with an email blast followed by direct mail patient education pieces to over 1,500 doctors including all doctors who had completed Phase I training. The patient education starter kits went out on March 5th to all certified doctors. This was the first of a total of two turnkey marketing packages containing items that we’ll rollout to support our doctors’ marketing efforts.

We recognized revenue of almost $700,000 in the U.S. for the ICL during the quarter, which was in line with internal estimates.

We continued to require five cases for the initial proctoring and only relinquished this requirement in exceptional situations. As a result, we have had some scheduled proctoring deferred because of our insistence on meeting this five-case requirement. We are working with practices to build case volume both before and after proctoring as a critical activity going forward. We will add specified resources in this area as well as training the entire sales force on this activity during Q2.

Let me reiterate our philosophy behind the controlled rollout. We are focused on quality outcomes and a positive experience for the doctor and the patient. It’s quality versus quantity. In the early stages of a product launch bad outcomes can set back a product’s eventual potential or affect its adoption curve.

The learning curve for the ICL is short, but steep. Five cases will get the targeted surgeons up that curve, then the test is the reorder rate for proctored doctors and our whole program is based around a good early experience leading to adoption of the technology. In this regard proctoring resource, practice development resource, marketing materials and the sales force come together to ensure success.

Overall, we are pleased with the rollout, in particular outcomes, patient satisfaction and surgeon profitability are, we believe, where they need to be to build this new category.

On the international front, Visian ICL and Visian TICL continue to increase over fourth quarter levels and over the prior year periods driven by significant commercial promotion in the form of training events in multiple geographies. Many of these events have involved live surgery and centers of excellence who have developed in key countries and have generated significant interest. The Visian Toric ICL in particular continues to gain significant traction.

Refractive in Q1 now represents 67% of total distributor sales, with the Visian Toric ICL representing 29% of total refractive sales. We are seeing a positive impact of U.S. FDA approval in some markets, particularly in Asia. On the back of FDA approval our Korean distributor, for example, recently launched a direct to consumer marketing campaign in lifestyle magazines. Based on current run rates, we estimate our market penetration as a percentage of Lasik volume will be 2.8% in Korea by the end of this year, up from 1.5% in 2005.

To drive penetration rates further we are adding modest resource in the areas of practice development, medical support and sales over the course of Q2. This increased investment combined with new approvals will ensure progress against our stated goal of maintaining growth rates and increasing market penetration as a percentage of Lasik in all countries.

As a reminder, our highest penetration rate by market is Switzerland, which is a little under 4%. At this point we believe we have lots of opportunity.

As announced, we have now submitted the Toric ICL file to the U.S. FDA and await their acceptance of the document. Our next step involves the submission of the detailed manufacturing module. We will seek a meeting with ODE in due course to discuss their views on the regulatory pathway for the file.

I would caution investors that current FDA submissions are tending to take longer to process than in the past and so it’s difficult to predict the time line for approval for the Visian Toric ICL. We hope for Q1 ‘07, but this could change significantly.

We are clearly very disappointed with the delays in approval for the ICL and the Toric ICL in China and would like to provide you with details of our current activities in this area. Since our last conference call we have had significant exchanges with the authorities and have answered many new questions promptly. In an effort to move the whole process forward we invited four delegates from the agency in Beijing to visit our facility in Switzerland following their attendance at the recent ISO meeting in Zurich. This meeting occurred on Monday of last week. As a result of that meeting, we have a revised time line for the approvals and would expect Visian ICL approval ahead of the Toric ICL approval.

It was clear to us during the meeting that the Visian TICL would need to be decoupled from the ICL in the approval process and would be delayed due to the nuances involved with the agency’s in-house testing of this very complex optic. We believe the meeting went a long way towards moving the whole process forward.

Despite the delays, our plans for commercial rollout in China stayed generally on track. We held the first official Visian ICL training course and inauguration of our Visian ICL Training Center in April with 22 surgeons attending. Four patients had bilateral Visian ICL surgery with outstanding results. Proctoring of the surgeon attendees will occur immediately after approval of the ICL. Interest in that market is very high.

With regard to cataract, sales were up in distributor markets in Q1 versus prior year period, driven by a 29% increase in preloaded product sales. We expect the recent aspheric preloaded approval to drive sales growth going forward. Unfortunately, the difficult market conditions we are facing in Germany plus the negative effects of currency resulted in our international cataract sales declining by 11.7% overall. Despite the problems in Germany, however, where procedure volumes contracted, we actually increased unit sales of IOLs in Germany versus the prior year period.

While our focus in international is clearly refractive, going forward we do not expect the size of decrease we saw in Q1 in cataract. The launch of the aspheric and the easing of the current adverse marketing conditions in Germany make us optimistic we can improve this business from Q1 levels going forward.

In the domestic cataract market we saw the first sequential growth in this segment since Q2 last year and although we saw a decline versus prior year period of 13%, we saw some encouraging trends that give us a good start towards achieving our goal of reversing the decline of this business going forward. With the compliance issues behind us and the ICL launched, our reps have a much easier selling environment. The surgeons are more receptive to visits by STAAR surgical reps and the demonstrations of our products.

In addition, the commission link we have established, which requires the rep to grow the base cataract business in order to maximize their Visian ICL commission is gaining us more selling time and more focus from the independent sales force. We saw the first results of this in Q1 with an overall growth of 3% versus prior year period and believe the focus will build going forward. This focus is definitively having an impact on new product selling time and sales. The Affinity three-piece Collamer® lens was up 30% sequentially versus Q4 and we see the trend continuing in April.

The critical launch of new cataract products later this year and next year will further enhance our ability to gain growth in this strategic market.

Overall, Q1 was a great quarter as we quickly shifted from being in defensive mode to aggressive focus on execution of our core go-to-market strategies. Our business increased over Q4. Our refractive business rose to 18% of total sales in the quarter with gross margins improving as a result of favorable product and geographic mix changes.

I look forward to providing you with reports of our progress at the annual meeting and on the second quarter conference call. I’d now like to hand over to Deb for more details on the financials.

D.	Andrews

Thanks, Dave.

During the first quarter we’ve seen a turnaround in our overall sales picture. On a sequential basis, our first quarter net sales of $13.3 million were up 10% from fourth quarter sales of $12.1 million. While sales for the quarter were down 3% as compared to last year’s first quarter level of $13.7 million, excluding fluctuations and currency, sales were actually up 1% compared with last year’s first quarter.

During the first quarter, our Visian ICL sales were $2.4 million, an increase of 73% compared with the same period of 2005 and an increase of 86% compared with the fourth quarter of 2005. The increase in Visian ICL sales is due to launch of the product in the U.S. coupled with a 23% increase in international Visian ICL sales over the first quarter of 2005. International ICL sales grew 33% over the fourth quarter of 2005.

For the first quarter of 2006, ICL sales represented 18% of total sales compared with 10% of total sales in the first and fourth quarters of 2005. The difference between ICL sales and refractive sales reported in our press release table is the result of sales of instruments and other complementary refractive products the company offers.

Overall cataract product sales were $10.7 million, up 1% compared with the fourth quarter of 2005 and down, as we expected, 12% as compared with the first quarter of 2005. Compared with the fourth quarter of 2005, U.S. cataract product sales grew 3% as sales of Collamer three-piece IOLs more than offset the decline in sales of silicon and Collamer one-piece IOLs.

Internationally cataract product sales decreased 12% due to the negative impact of changes in currency and strikes by doctors in Germany, as David mentioned. Partially offsetting the decline was a 29% increase in preloaded IOL sales. Compared with the fourth quarter of 2005, preloaded IOL sales grew six.3% and represented 18% of total IOL sales in the first quarter of 2006 compared with 17% in the fourth quarter of 2005 and 12% in the first quarter of 2005.

Excluding the impact of the launch of the ICL in the U.S., sales in all product categories, which include cataract, refractive and glaucoma, were up sequentially for the second consecutive quarter.

U.S. net sales for the first quarter were $five.2 million, an increase of 4% compared with the $five million reported for the same period of 2005 and an increase of 21% compared with the $4.3 million reported for the fourth quarter of 2005.

International net sales for the first quarter were $8.2 million, a decrease of six% compared with the $8.7 million reported for the same period of 2005 and an increase of five% compared with the $7.8 million reported for the fourth quarter of 2005. Excluding the impact of changes in currency, first quarter 2006 international net sales were $8.7 million, down slightly, 0.4%, compared with the first quarter of 2005.

Gross profit margin was 48% for the first quarter of 2007 compared with 47% for the same quarter last year and 46% reported for the fourth quarter of 2005. The increase in gross profit margin is due to increased volume and average selling prices of high margin ICLs as the result of our approval to market the product in the U.S. We continue to expect gross profit margin to gradually improve in 2006 over 2005 levels as the ICL rolls out in the U.S.

Selling, general and administrative expenses for the first quarter of 2006 increased $1.1 million or 13% over the first quarter of 2005. This increase was due in part to the adoption of FAS 123R, which accounted for 35% of the increase, or $391,000. Excluding the impact of FAS 123R, which is a non-cash charge, SG&A increased 9% or $733,000.

Net loss for the first quarter of 2006 was $3.4 million or 14 cents a share compared with a net loss of $2.3 million or 11 cents a share for the same period last year. The impact of the adoption of FAS 123R was approximately two cents per share.

During the first quarter we used approximately $3.1 million in cash for operating activities, which is 21% higher than the $2.six million used in the first quarter of 2005. As mentioned in the fourth quarter conference call, we anticipate using more cash in the first and second quarters of 2006 than we did in the first and second quarters of 2005. This is due primarily to planned investments in marketing for the ICL, development activities for our cataract product line and costs associated with the Toric ICL submission. These expenses are partially offset by cost cutting initiatives taken in 2005 that we continue to realize the benefits of from a cash standpoint.

Our bank debt at the end of the quarter was essentially unchanged from fiscal 2005 at $1.7 million. We exited the first quarter with $9.7 million in cash. In addition, as we announced today, we entered into a commitment with Wells Fargo Bank for a $3 million line of credit that can be used for working capital needs and are also in the process of finalizing a lease line of credit for approximately $1 million that can be used to finance capital expenditures. These lines of credit will enhance our ability to execute our operating objectives for 2006.

We have continued to prudently manage cash and have successfully identified ways of generating cash as we execute our U.S. ICL launch including prepaid financing arrangements with certain of our customers whereby they prepay for products in exchange for a discount on the purchase price of the products.

As we discussed last quarter, revenue from prepaid purchases is deferred until the product is shipped and the customer must commit to purchase 25 or more ICLs in order to qualify for this deal. To date we have received $342,000 from prepaid ICL arrangements.

We are now reiterating our key assumptions for our 2006 operating plan, which we discussed with you during the Q4 ‘05 conference call.

First, we must continue to successfully launch the Visian ICL in the U.S.

Second, we must grow our international business.

Third, we must focus R&D efforts on projects to deliver improvements to our cataract product line in late 2006 and 2007.

And finally, we must continue to obtain new regulatory approvals with a focus on the TICL.

We believe these objectives are achievable and successful execution of our strategy will position us for profitability and cash flows in 2007. However, we do not expect to see an immediate impact from the ICL rollout to earnings and cash flow during the first half of 2006 as we proctor physicians and execute on our marketing, R&D and regulatory objectives. All of these programs will require investment early in the year and as a result we do not expect to significantly improve our cash position in earnings for full year 2006 compared with 2005.

We’d like now take your questions.

D.	Bailey

Thanks, Deb. Operator, if we can open up for questions.

Operator

Yes, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your telephone keypad. If you’d like to decline from the polling process, you may press the star followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

Our first question comes from Kate Sharadin with Pacific Growth Equities. Please go ahead.

K.	Sharadin

Hi, Congratulations, everybody.

Management

Good afternoon, Kate. Good afternoon.

K.	Sharadin

Good afternoon. First of all, Deborah, just curious on your comments on your currency adjustments for the quarter when you’re comparing it to Q1 ‘05. Is it a constant currency so adjustments were made on the ‘05 numbers?

D.	Andrews

It’s made to the ‘06 numbers.

K.	Sharadin

Right, okay, so when you say...

D.	Andrews

It’s at the same currency as was used in the Q1 ‘05.

K.	Sharadin

Okay, so it’s a total constant currency comparison?

D.	Andrews

Yes.

K.	Sharadin

Okay, that’s helpful. Thanks. Dave, you mentioned the 57 proctored surgeons in the quarter. Can you give us a to-date number as of the end of the April?

D.	Bailey

Yeah, I can, Kate. I purposely focused on the Q1 in the opening remarks. To date we’re at 105 in total so we proctored and certified 32 doctors in April. We had 16 who were qualified at the beginning and that adds up to the Q1 number of 57 so 105 as of I think today.

K.	Sharadin

Okay, good.

D.	Bailey

We hit the 100 number earlier in the week.

K.	Sharadin

Alright, okay. And you made a comment about the reorder rates for those folks that were proctored in February versus ones later in the quarter. Is that just a timing issue or are you talking about those were the sort of busier surgeons or what did that comment mean?

D.	Bailey

We always believed that surgeons would do their proctored cases and then they would wait and see the patients postoperatively next day, and then probably a few more times before they would get comfortable with the technology and identify additional patients and do their second implants. So the comment was two-fold. One, it was to emphasize that we felt that there would be a delay between proctoring and reordering, and that was highlighted by the February number where you saw a very high reorder rate in the people proctored in February. We would expect a similar kind of level for people proctored in March, probably as we get into the May timeframe.

So there’s a little bit of a lag between when they get proctored and their reorder rate and the February number tells me that the lag is perfectly normal, but having gone through successful surgeries and had a good experience, the reorder rate at 90% is very high. And then as we said, one of our priorities going forward is to focus the marketing resource, the practice development resource, the sales force and the proctoring force around the practice that’s been proctored in order to ensure that high level of reorder rate and increasing penetration going forward. You know the focus is quality, not quantity. Does that explain it?

K.	Sharadin

Yeah, that’s helpful. Are you kind of seeing a ... is there a major deviation between sort of the different volumes of doctors or the volumes of procedures that doctors are doing or is it fairly constant? But I’m guessing presumably you’d get ... some are reordering at a much higher rate and some are perhaps maybe doing fewer. Certainly geographically it’s going to change, but I was just wondering if you could give us some color on that.

D.	Bailey

Yes, we’re seeing a variability. Some are ordering less than we assumed, some are ordering significantly more than we assumed on average. So I think I would refer ... so there is some variability. But I would point out that we hit our internal forecast for the Q1 so on average although we had some below the assumption and some above, we were pretty well armed with where we wanted to be and we kind of expect a similar thing going forward. You know we always felt that it would be very difficult to predict exact user rates, but on balance we’re getting some below, some above and we’re pretty much on track where we wanted to be as an average reuse rate after proctoring. And all that resource I just talked about is focused on ensuring that that continues going forward and we try and get above that assumed rate.

K.	Sharadin

Okay, helpful. And just finally, on the TICL is there any difference in the training or is there any different practices on the proctoring? I know it’s a little ways out, but as we look into ... if it does come to market in the first quarter, anything different or is it pretty similar to the training and the proctoring of the myopia?

D.	Bailey

Well the first thing is we would want somebody to be pretty versed in using ICLs routinely before they move to the Toric ICL. In terms of the procedure it’s very, very similar. There’s just one nuance, which is positioning the Toric ICL in the correct orientation. So there’s a slight nuance to the technique, which is relatively easy to teach, but we would want somebody to be a good, solid ICL user before they move to the Toric ICL, but the technique is pretty similar.

K.	Sharadin

Okay. Would you have a proctor go out to those folks or how would that work?

D.	Bailey

We would probably send a proctor, but we haven’t firmed that up yet but, yes, most probably. That’s what we tend to do in international.

Particularly with regard to the calculation. Now what I think people underestimate is the fact that in Q1 we launched STAAR Vision and I know some people have looked at that website. STAARvision.com is an advanced ICL calculation site that provides the physician with a way to optimize the ICL power and lens determinations as well as an ability to manage their own postoperative data and outcomes. And the site also includes an ability to reorder the lenses online.

Now at the moment the site is geared towards the Visian ICL. When we launch the TICL, the plan is for that site to incorporate the Toric ICL and there’s a nuance to the calculation, which will be incorporated into that site.

To answer your question, Kate, the surgical technique is a little different, but easily manageable from a surgeon who has grasped the ICL technique. And we’d have to teach them on the calculator which would become part of STAARvision, so a proctoring visit would almost certainly be the case.

K.	Sharadin

Okay and actually, sorry, I did have one more for Deborah. You were asked on the call last time about your financing needs and you kind of I guess geared us towards looking at the debt route. Is the credit line, is that the debt or is there something else you’re still pursuing?

D.	Andrews

We’re also looking at lease financing, a lease line of credit.

K.	Sharadin

So the $1 million plus the credit line kind of would wrap things up for you?

D.	Andrews

Well, currently.

K.	Sharadin

Okay. Alright, thanks.

D.	Bailey

Thanks, Kate.

Operator

Our next question comes from Joanne Wuensch with Harris Nesbitt. Please go ahead.

J.	Wuensch

Thanks. Could you explain to us what’s happening in Germany, please?

D.	Bailey

Yes, the cataract market conditions in Germany are difficult for all ophthalmic companies. Essentially two things have happened and I visited Germany last week as part of a trip to Switzerland. The government has reduced the amount of cataract surgeries that the state working surgeons can perform based on 2004 volumes, so they have asked that there be a 20% reduction from those 2004 volumes.

Now this was indicated a while ago, but nobody ever anticipated that they were actually going to implement as strongly as they have. So the hospitals have reduced their surgery volumes in line with that mandated change from the government.

Secondly, the insurance companies that reimburse private cataract patients or self-insured people have taken the reimbursement for the procedure for the doctor down and that’s put pressure on pricing and put pressure on volumes and one of the ways that the doctors have reacted is to actually have these ad hoc and unpredictable strikes where they’ve just stopped doing surgery.

Now the current situation is that the insurance companies have increased their offer of the reimbursement somewhat and some of those doctors have started to do more surgery because they’re under a significant amount of financial pressure. But those two factors have put a lot of pressure both on pricing and on surgical volumes and it’s been a moving target and it’s been very, very difficult to predict. But in essence that’s driven our business down both in terms of pricing and volume. Although critically, Joanne, as I said on the call we’ve actually increased our IOL sales in Q1 versus Q1 last year so we’ve grown a little bit of market share in what is definitely by consensus going to be a down market in Germany.

J.	Wuensch

Okay, thank you. You spoke about 50% of the procedures are being done at or below 10 diopters of myopia. Not to slice it too thinly, are the majority then or of that 50%, are the majority between 7 and 10 diopters? I’m trying to figure out how low and how many are being done at minus 3, minus 4, minus 5.

D.	Bailey

Overall, we’ve had down to minus 4 used. Hang on a second, Joanne; I’m just going to try to get some color on that because I’ve got somebody with me. Okay, Joanne, we’ve gone down to minus 3 so we’ve seen usage across the full range. I couldn’t split it out for you, but certainly 7, 8, 9 will be higher than the lower range.

J.	Wuensch

Okay. And then the final question is your guidance for first quarter ‘07 Toric ICL including a panel?

D.	Bailey

Well, the first caution I would give is we’re hoping for Q1 ‘07 and in our initial thinking that would incorporate a panel. But as I said in my opening remarks, I’m hearing from many ophthalmic companies that timelines are getting extended and so that could slip so I just want to caution on that, but the early ‘07 number was assuming a panel.

J.	Wuensch

Okay. Thank you very much.

D.	Bailey

Thank you.

Operator

Our next question comes from Larry Haimovitch with HMTC. Please go ahead.

L.	Haimovitch

Hey, Deborah, this is a question or you. Right at the very end of your remarks I didn’t catch your comments on the guidance. Could you reiterate them, number one, and number two, is that a change from the guidance you gave on the last call?

D.	Andrews

No, I believe this is consistent with what I said in the fourth quarter conference call. Basically we don’t expect to see an immediate impact from the ICL rollout to earnings and cash flow during the first half of 2006 as we proctor physicians and execute on our marketing R&D and regulatory objectives. All of these programs will require investment early in the year and as a result we don’t expect to significantly improve our cash position in earnings for full year 2006 compared with 2005. I think that’s pretty consistent with what I’ve said previously.

L.	Haimovitch

Okay. So to follow up on that, specifically the cash position, you burned I think it was about $3 million roughly in Q1, is that about ... I can’t...?

D.	Andrews

Correct.

L.	Haimovitch

Presumably as the ICL grows, that burn would decline?

D.	Andrews

Second quarter you’re going to see a similar cash burn situation and then it should start declining as the ICL really ramps up.

L.	Haimovitch

It should start declining or...?

D.	Andrews

The cash burn should be declining.

L.	Haimovitch

Oh, the cash burn should be declining.

D.	Andrews

In the second half of the year.

L.	Haimovitch

So you’ll exit the first half with say roughly $six million give or take a few hundred thousand?

D.	Andrews

Roughly.

L.	Haimovitch

Okay and then continue to burn cash in Q3, Q4?

D.	Andrews

Yes.

L.	Haimovitch

How much cash?

D.	Andrews

Declining.

L.	Haimovitch

How much cash are you likely to burn in the second half?

D.	Andrews

You know it’s going to be similar. Full year it’s going to be similar to 2005 which was $10 million ... well something like that.

L.	Haimovitch

So you began the year at roughly $12 million, you burned $10 this year, give or take whatever, so you ended up with $2-$3 million in cash for the end of this fiscal year. Is that a reasonably decent way to look at the cash situation?

D.	Andrews

Yeah, the amount sounds right.

L.	Haimovitch

Okay. So as the CFO where do you start feeling you’re losing sleep at night because the cash position is getting tight? Yes, you have a line of credit, which I’m sure makes you sleep a whole lot better at night, that’s always a good thing. But is $2 million really enough to run this business particularly because obviously you’re going to grow, we all know that, that’s a given considering the ICL and the TICL. You’re going to have more in receivables and more in inventories. Is it conceivable that you’ll need to raise more money in the next 12 months?

D.	Andrews

Obviously we have to leave all of our options open. We have to monitor the launch very carefully. We have other sources of cash, for example, stock options, which garnered us approximately $500,000 in the first quarter. That number will increase during the year as the stock rises and we have a number of option grants that expire this year so we’ll have a source of income from that. We also have officers’ notes that we need to collect on and should be collecting on so we have other opportunities and we need to monitor the progress of the ICL very carefully.

Cash has been a difficult situation for us as you know for a while. I’m used to monitoring that on a daily basis so the fact that I have $10 million in the bank hasn’t made me sleep more ... you know, as I’m thinking long range.

L.	Haimovitch

Deborah, are you like the CFO that I know that sleeps like a baby, she cries all night? [laughter]

D.	Andrews

Exactly.

L.	Haimovitch

David, a question for you. You made a comment during your prepared remarks I believe about the commission structure to try to make sure that the salesmen don’t ignore the cataract business at the expense of spending all their time on the ICL. Did I understand that correctly?

D.	Bailey

Yes.

L.	Haimovitch

Okay, so my concern about that is that of course you don’t want people just to ignore your cataract business because that’s the bread and butter still. But I’m wondering given that the ICL has got to be tremendously profitable for the reps and it’s got to be very exciting for the reps and the cataract business has got to be relatively uninteresting for them because it’s older and doesn’t have the benefit of the new product. Is that really feasible to be able to get them to de-focus or not de-focus but spend less time on the base business? You know what I’m trying to say. I’ll stop my question. I’m just going to confuse myself and you.

D.	Bailey

You know we have twin goals. We need to successfully launch the ICL in the U.S. and we needed to stop that cataract decline in the U.S. and a critical component of that which we identified was to revamp the cataract products and you’re seeing us investing in that activity in Q1. R&D expenditure is up significantly in order to deliver those cataract enhancements.

But at the same time we needed to get more selling time back in this new environment from the independent sales force and I think they have acknowledged that the environment is now very different. They have a more receptive audience because of the ICL and because of the compliance issues being behind us, but nevertheless they have significant selling opportunity for the current cataract products. And I mentioned in my remarks around the Affinity three-piece Collamer lens, we know we’re getting more selling time as a result of the changed environment, maybe as a portion as a result of their linked commission which independents, Larry, you know them as well as I, they’ll tell you they’ll go where the money is and the link commission I think keeps them focused on two aspects. One is the ICL and one is their base cataract business.

Certainly if I look on the Affinity three-piece where we’ve enhanced the injection system, we’ve brought out the Collamer story, we intend to enhance the injection system still further, we are definitely getting more selling time on that. I think it’s a combination of factors but regardless, it is delivering and that’s what we needed to do so I’m very pleased with the way they’ve responded. They’re also very, very keen to get involved in refractive, as you rightly point out, and we’ll be investing significantly this quarter in training them around some of the nuances of refractive that will allow them to optimize their ICL commission still further.

But critically and quite frankly the company cannot afford them to drop cataract. We need their selling time on cataract and ICL. We’ve linked the two together. It’s working, we are getting more selling time on cataract and in the first quarter we hit our internal ICL number.

So I’m optimistic that the program, whilst it’s difficult to implement, has been implemented well and is delivering and I think it’s a real win/win. The fact is that the way we’ve structured it they can do extremely well out of refractive if it’s on track provided they help us stop the cataract decline. Our commitment to that is to revamp the products. That’s going to happen in the medium term. Their commitment in the short term needs to be to step up to give us more selling time and I have to thank them because they’re doing that.

L.	Haimovitch

So it sounds like it’s working. It sounds like the program’s working well.

D.	Bailey

I think it’s early days, but it’s certainly working in the way we would want it. We’re seeing some very encouraging signs. But as with all of this, Larry, in the U.S. it’s early days, it’s difficult to discern exact trends. We’re going to see it over the course of time, but I’m very pleased at the moment and so is the whole group.

L.	Haimovitch

And then one final question for you and I’ll jump back in the queue and that is on the TICL you’ve announced that you filed. The agency I think has, is it six months to respond with questions or is it three months? I can’t recall.

D.	Bailey

It’s the shorter of those two I believe.

L.	Haimovitch

Okay and then presumably there’ll be a panel meeting or there will be an approval at some point later without a penalty.

D.	Bailey

Yeah, we cannot predict whether there will or will not be a panel. It really depends on the position the agency take. There are as you know astigmatic lenses approved and there are phakic lenses approved so they could combine the two and say this is not a first of a kind or they could take the view this is a first of a kind because it’s the first astigmatic phakic implant. We don’t know. We’ll let them review the data. We’ll ask for a meeting and we’ll talk that through with them with our experts. .

L.	Haimovitch

Great. Thank you very much.

D.	Bailey

Thanks, Larry.

D.	Andrews

Bye, Larry.

L.	Haimovitch

Thanks, Deborah.

Operator

Thank you. Our next question comes from Mark Malcolm, private investor. Please go ahead.

D.	Bailey

Hi, Mark.

M.	Malcolm

With this you’ve done quite well. Do you have any projections for over the next several months on your proctoring rates? You gave it before with what you expected through April. Do you have for say the next three months what you project?

D.	Bailey

We’re projecting to do 500 for the year. We’re at 105 now and we feel comfortable with the results we have and the bookings that we have that the 500 is a realistic number that we’ll achieve.

M.	Malcolm

I have to obviously accept that. What are your steps on setting up for proctoring in China? You indicated that you’re operating from basically a center, a training center initially. Where is that located?

D.	Bailey

Just south of Beijing. It’s a state-of-the-art center where we’ve trained the surgeon and where they have the ability to implant preapproval, which is where we did the first training course and those 20-something surgeons who attended that training course would then adopt the train the trainer approach so the distributor would use their centers to proctor, after they’ve been proctored they would branch out from there so we were very pleased with that training course.

The Center of Excellence is set up. We’re really just very keen to get the ICL approval and I was very pleased to get the four people from the authorities at the factory last week. It showed us very clearly that we needed to explain to them how we measure the Toric ICL in terms of optical dimensions. It’s a difficult process. It’s one we needed to take them through and having done that we hope to have removed the frustration in terms of timelines for approval so I think we’re well set up there, Mark.

M.	Malcolm

Where you set up providing the certified list of physicians on the U.S. side, do you have any intention to do that also on the international side?

D.	Bailey

I guess so. It’s not a priority. It tends not to be so much of a priority in international, but we can certainly look at that.

M.	Malcolm

Also you addressed some things toward increasing consumer awareness of the product. Do you have any more of a timeline toward that? I’ve forgotten exactly what you said, but you had the basic information that went to the doctors. It will be some time given your cash flow before you would consider any kind of a larger marketing campaign that’s directly targeted to consumers.

D.	Bailey

Yeah, Mark, what we have said in the past and I’ll reiterate it now, is it’s not our job as a company certainly at this stage or for the foreseeable future to do any kind of consumer advertising. The reference I gave in the pre-prepared text was that our Korean distributor having seen the U.S. approval for the ICL, had the confidence himself to launch a consumer marketing program in lifestyle magazines in Korea and he’s seeing good success from that. He is making that investment, not STAAR Surgical.

In the U.S. our only foray with consumer advertising will be to provide, through these two sets of programs that I referenced, the doctor with the tools for him to advertise to his consumer and his patient. In our belief he is the best salesman and we will provide him with the tools to do that. They’ll be very professional tools. They’re already starting to roll out to them. They’re starting to use those to draw patients in. That is the only form of commercial advertising we will be doing, providing those tools to the doctor.

Operator

Thank you. At this time we have no further questions. I would like to turn the conference back to management for any concluding comments. Please to ahead.

D.	Bailey

Excellent, thank you. I just want to reiterate that it was a good quarter for us. We met our U.S. sales objective. We exceeded our international Visian ICL sales objective internally. We saw signs of a slowdown in the rate of decline of the U.S. cataract and overall we actually got sales growth in the U.S. with a sequential cataract growth. We’re very pleased with those matrices. We’ll watch them carefully and we’re very focused on execution to add shareholder value. Thank you all very much for listening this afternoon.

Operator

Ladies and gentlemen, that does conclude the STAAR Surgical first quarter 2006 conference. If you’d like to listen to a replay of today’s conference you may dial 1-800-405-2236 or 303-590-3000 using pass code 11058661 # to access the conference. Thank you again for your participation and you may now disconnect.